Exhibit (a)(1)(A)

Offer to Purchase for Cash up to 1,167,400 Shares of its Common Stock at a Purchase Price of
$1.12 Per Share

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THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 15, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

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Hudson Technologies, Inc., a New York corporation (the “Company”, “we”, or “us”), is offering to purchase up to 1,167,400 shares of its common stock, $0.01 par value per share (the “Common Stock”), at a price of $1.12 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”).

The Company intends to utilize borrowings totaling $1,307,488 under its existing credit facility, which amounts will be used to purchase and retire up to 1,167,400 shares of Common Stock in the Tender Offer. See Sections 2 & 9. On the terms and subject to the conditions of the Tender Offer, we will pay a single per share price of $1.12, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Tender Offer. We will purchase only shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek to purchase are properly tendered and not withdrawn. We will return shares that we do not purchase because of proration promptly after the Tender Offer expires. See Section 3.

The Tender Offer is not conditioned upon any minimum number of shares being tendered or any financing condition. The Tender Offer is, however, subject to certain other conditions. See Section 7.

Our directors and executive officers have advised us that they do not intend to tender any shares in the Tender Offer. See Section 2.

Questions and requests for assistance may be directed to Continental Stock Transfer & Trust Company (the “Information Agent”), at their address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

June 29, 2007

Our shares are listed and traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “HDSN”. On June 28, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the shares on NASDAQ was $1.12 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

The Independent Directors (defined herein) of our Board of Directors have approved the Tender Offer. However, neither management nor any member of our Board of Directors, nor Continental Stock Transfer & Trust Company, the Depositary/Information Agent, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Any discussion of federal tax issues in this Offer to Purchase is not intended or written to be used as tax advice.  To ensure compliance with IRS Circular 230, you are hereby notified that: (A) any discussion of federal tax issues in this Offer to Purchase is not intended or written to be used, and it cannot be used by you, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code of 1986, as amended; (B) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) you should seek advice based on your particular circumstances from an independent tax advisor.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Tender Offer (the “Depositary”), at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a participant in the Hudson Technology Inc. 401(K) Savings Plan (the “401(K) Plan”) and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(K) Plan enclosed with this Offer to Purchase.

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Tender Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Tender Offer to shareholders in any such jurisdiction.

If you have any questions regarding the Tender Offer, please contact Continental Stock Transfer & Trust Company, which is serving as Depositary and the Information Agent for the Tender Offer, at (800) 509-5586 (U.S. & Canada Toll Free) or (212) 509-4000 ext 536.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us or the Depositary and Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. We sometimes refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Hudson Technologies, Inc.

What will be the purchase price for the shares and what will be the form of payment?

The price for the Tender Offer is $1.12 per share, which represents the closing market price for the shares on June 28, 2007, the last full trading day prior to the commencement of the Tender Offer.

If your shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is the Company offering to purchase in the Tender Offer?

We are offering to purchase up to 1,167,400 shares of our Common Stock, $0.01 par value per share. The 1,167,400 shares represent approximately 4.5 % of our issued and outstanding Common Stock prior to the Transactions (as defined below). See Section 1. If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 1,167,400 shares are properly tendered and not properly withdrawn, we will purchase all shares tendered on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Tender Offer is not conditioned on any minimum number of shares being tendered or on any financing condition, but is subject to certain other conditions. See Section 7.

How will the Company pay for the shares?

Assuming that the maximum of 1,167,400 shares are tendered in the Tender Offer at the purchase price of $1.12 per share, the aggregate purchase price will be approximately $1,307,488. We anticipate that we will pay for the shares tendered in the Tender Offer utilizing borrowings under the Company’s existing credit facility.

How long do I have to tender my shares; can the Tender Offer be extended, amended or terminated?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire at 5:00 PM, Eastern Time, on August 15, 2007, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. You have an earlier deadline (three business days prior to the Expiration Date) if you wish to tender shares held in the 401(K) Plan. See the “Letter to Hudson Technologies, Inc. 401(K) Savings Plan Participants” sent separately to each participant of the plan. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Tender Offer?

This Tender Offer is being made in connection with separate transactions involving the Company and certain members of its management, as buyers, and Fleming US Discovery Fund III, L.P. and Fleming US Offshore Discovery Fund III, L.P. (hereinafter collectively “Fleming”), as sellers, pursuant to which Fleming will sell to the buyers an aggregate of between 14,911,600 and 16,079,000 shares of the Company’s Common Stock (collectively, the “Transactions”). Pursuant to certain Stock Purchase Agreements, dated June 28, 2007, between certain members of our management, which members include certain officers and one key employee of the Company (the “Purchasing Members”), and Fleming US Discovery Fund III, L.P. (the “Management Agreements”), on June 28, 2007 the Purchasing Members purchased from Fleming US Discovery Fund III, L.P., for their individual accounts with their own funds, a total of 9,230,800 shares of Common Stock (“Management Shares”) at a purchase price of $0.65 per share, for a total consideration of $6,000,020. In addition, pursuant to a certain Stock Purchase Agreement, dated June 28, 2007 between the Company and Fleming (the “Agreement”), on June 28, 2007 the Company purchased from Fleming, and retired, a total of 5,680,800 shares of Common Stock (the “Retired Shares”) at a purchase price of $0.65 per share, for a total consideration of $3,692,520. As part of the Agreement, the Company has agreed to make this Tender Offer to existing shareholders and intends to utilize borrowings totaling $1,307,488 under its existing credit line facility (the “Tender Offer Funds”) for that purpose. See Sections 5, 9 and 11.

To the extent that the shareholders do not elect to tender their shares in the Company’s Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, following expiration of the Tender Offer, the Company will, in accordance with the Agreement, utilize all of the remaining Tender Offer Funds to buy back and retire additional shares from Fleming at the price per share offered in the Tender Offer (the “Contingent Purchase”). Fleming has advised us that it does not intend to tender any of its shares in the Tender Offer.

In accordance with Rule 13e-4(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Contingent Purchase will not occur until at least ten (10) business days after the expiration of the Tender Offer.

The making of this Tender Offer was made in connection with Fleming’s agreement to sell the Retired Shares to the Company at a discount to the market price, in order to provide all shareholders with an opportunity, based upon each shareholder’s pro-rata ownership interest, to participate in the Company’s decision to buy-back and retire an aggregate of $5,000,008 of its Common Stock and to thereby receive a return of some of their prior investment in the Company if they so elect. The Tender Offer provides shareholders with an opportunity to obtain liquidity with respect to a portion of their shares without the usual transaction costs associated with market sales. In addition, upon completion of the Company’s buy back and retirement of an aggregate of $5,000,008 of its Common Stock, all shareholders (other than shareholders with Odd Lots as defined below), particularly shareholders who do not participate in the Tender Offer, will automatically increase their relative percentage ownership in us. See Sections 5, 9 and 11.

The Company’s Board of Directors currently consists of five members, two of which, namely Messrs. Kevin J. Zugibe and Robert L. Burr (the “Interested Directors’) are personally involved in the Transactions either, in the case of Mr. Zugibe, as a purchaser of shares of Common Stock from Fleming, or, in the case of Mr. Burr, as a representative of Fleming. The remaining three directors, namely Messr’s Vincent P. Abbatecola, Dominic J. Monetta and Otto C. Morch (the “Independent Directors”), are not personally involved in the Transactions other than as directors of the Company, and each is an “independent” director as defined under the rules of NASDAQ. Each of the Interested Directors abstained from all consideration, discussions and actions taken by the Company’s Board of Directors regarding the Transactions and this Tender Offer, and the purchase of the Retired Shares and the making of this Tender Offer were solely approved by the Company’s Independent Directors.

In determining to proceed with the purchase of the Retired Shares and the Tender Offer, the Independent Directors have reviewed and considered, with the assistance of information supplied by management, our free cash flow, financial position, the market price of our Common Stock, the desire of Fleming to liquidate a substantial portion of their holdings in the Company, as well as our operations, strategy and expectations for the future. See Section 2. Based upon that review, the Independent Directors believe that the Company will have sufficient cash flow to support the debt of $5,000,008 being borrowed under the Company’s existing credit line facility, of which $3,692,520 will be used to purchase the Retired Shares and $1,307,488 will be used as the Tender Offer Funds. The costs incurred by the Company in connection with the purchase of the Retired Shares and this Tender Offer will be paid from the Company’s operations. See Section 9.

What are the significant conditions to the Tender Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•
no legal action shall have been instituted, threatened, or been pending that challenges the Tender Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares;

•
no general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•
no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred;

•
no commencement of a war, armed hostilities or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred after June 28, 2007 nor shall any material escalation of any war or armed hostilities which had commenced on or prior to June 28, 2007 have occurred;

•	no decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred;

•
no tender or exchange offer (other than this Tender Offer), merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, shall have commenced or have been proposed, announced or made by any person or have been publicly disclosed;

•
no person (including a group) shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who acquired such ownership as a result of the Transactions, or anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before June 28, 2007);

•
no change in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, shall have occurred that has or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole; and

•
we shall not have determined that as a result of the consummation of the Tender Offer and the purchase of shares that there will be a reasonable likelihood that the shares either (1) will be held of record by less than 300 persons or (2) will be delisted from NASDAQ or be eligible for deregistration under the Exchange Act.

The Tender Offer also is subject to other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

Yes. The completion of the Tender Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 PM, Eastern Time, on August 15, 2007, or any later time and date to which the Tender Offer may be extended, or earlier as described below as required for participants in the 401(K) Plan or as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•
if you are a participant in the 401(K) Plan and you wish to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the 401(K) Plan enclosed with this Offer to Purchase.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do participants in our 401(K) Plan participate in the Tender Offer?

Participants in our 401(K) Plan may not use the Letter of Transmittal to direct the tender of their shares in the plan, but instead must follow the separate instructions related to those shares in the “Letter to Hudson Technologies, Inc. 401(K) Savings Plan Participants” sent to participants in the plan along with this Offer to Purchase. If you are a participant in the 401(K) Plan and wish to have the trustee tender some or all shares held in the 401(K) Plan, you must complete, execute, and return the separate direction form included in the “Letter to Hudson Technologies, Inc. (410(K) Plan Participants” at least three (3) business days prior to the Expiration Time. See Section 3.

What happens if more than 1,167,400 shares are tendered at the purchase price?

If more than 1,167,400 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

•
first, all “odd lots” of 100 shares or less from holders who properly tender all of their shares at the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time;

•
second, from all other shareholders who properly tender up to 25% of all of their shares in the Tender Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied).

Because of the “odd lot” priority, proration and conditional tender provisions described below, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares, how many shares many I tender, and will I be subject to proration?

If you own beneficially or of record 100 shares or less in the aggregate, you may tender all of these shares. If you properly tender all of your shares and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares eligible without subjecting them to the further proration procedure. See Section 1.

If I own more than 100 shares, how many shares may I tender, and will I be subject to proration?

If you own beneficially or of record more than 100 shares, you may tender up to 25% of these shares. If you properly tender up to 25% of your shares and do not properly withdraw them before the Expiration Time, and you complete the section entitled “certification” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares tendered and eligible on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied). See Section 1.

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before 5:00 P.M., Eastern Time, on August 15, 2007, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 P.M, Eastern Time, on August 15, 2007. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Participants in our 401(K) Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Hudson Technologies, Inc. 401(K) Plan Participants” sent separately to each participant of the plan. See Section 4.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

The Independent Directors have approved the Tender Offer. However, neither management nor any member of our Board of Directors, nor the Depositary and Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

This Tender Offer is being made in connection with separate transactions involving the Company and the Purchasing Members, as buyers, and Fleming, as seller, pursuant to which Fleming will, depending on the outcome of this Tender Offer and the Contingent Purchase, sell between 14,911,600 and 16,079,000 shares of the Company’s Common Stock. Pursuant to the Management Agreements, on June 28, 2007, Purchasing Members purchased the Management Shares from Fleming US Discovery Fund III, L.P., for their individual accounts with their own private funds, at a purchase price of $0.65 per share, for a total consideration of $6,000,020. In addition, pursuant to the Agreement, on June 28, 2007, the Company purchased and retired the Retired Shares from Fleming, at a purchase price of $0.65 per share, for a total consideration of $3,692,520. As part of the Agreement, the Company has agreed to make this Tender Offer to all shareholders.

To the extent that the shareholders do not tender their shares in the Company’s Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, the Company will utilize all of the remaining Tender Offer Funds to complete the Contingent Purchase and will purchase and retire additional shares of Common Stock from Fleming at the price per share offered in the Tender Offer. In accordance with Exchange Act Rule 13e-4(f), the Contingent Purchase by the Company will not occur until at least ten business days after the expiration date of the Tender Offer. See Sections 5, 9 and 11. The Board of Directors has not authorized any further or ongoing repurchase program for the purchase of additional shares of the Company’s stock.

Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?

Pursuant to the Management Agreements, on June 28, 2007, the Purchasing Members, for their individual accounts with their own private funds, purchased the Management Shares from Fleming US Discovery Fund III, L.P. at a purchase price of $0.65 per share, for a total consideration of $6,000,020. Our directors and executive officers, including all of the Purchasing Members, have advised us that that they do not intend to tender any of their shares of the Company’s Common Stock, including the Management Shares, in the Tender Offer. Accordingly, if we complete the Tender Offer and/or the Contingent Purchase, the proportional holdings of our directors and executive officers will increase from the amounts owned by them immediately prior to the consummation of the Tender Offer. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Sections 2, 8.

Does Fleming intend to tender their shares in the Tender Offer?

On June 28, 2007, Fleming sold 14,911,600 shares of the Company’s Common Stock as part of the Transactions at a purchase price of $0.65 per share and with completion of these sales Fleming continues to own 4,225,849 shares of Common Stock, representing approximately 21% of the Company’s issued and outstanding shares at the time of the commencement of the Tender Offer. Fleming has advised that it does not intend to tender any of its shares of the Company’s Common Stock in the Tender Offer. Accordingly, if we complete the Tender Offer, Fleming’s proportional holdings will increase to approximately 22%. To the extent that the shareholders do not elect to accept the Company’s Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, the Company will utilize all of the remaining Tender Offer Funds, to complete the Contingent Purchase, in which case Fleming’s proportional holdings will be between 16% and 22%, depending on the number of shares purchased in the Contingent Purchase.

 If I decide not to tender, how will the Tender Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following consummation of the Tender Offer. See Section 2.

What is the recent market price of my shares?

On June 28, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the shares on NASDAQ was $1.12 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to ten business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares or hold your shares through our 401(K) Plan and your shares are tendered directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender in the Tender Offer. Depending on your particular circumstances, you will be treated as either (i) recognizing capital gain or loss from the disposition of your shares or (ii) receiving a dividend distribution from the Company. See Section 14. If you are a foreign shareholder (as defined in Section 14), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in other jurisdictions on the disposal of shares.

If you are a U.S. Holder, you should complete the Substitute Form W-9 included in your Letter of Transmittal. Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Tender Offer. Different rules on filings in respect of withholding of tax apply to foreign shareholders. See Section 3.

All shareholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of shares.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

What is the accounting treatment of the Tender Offer?

The accounting for the Company’s purchase of shares in the Tender Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and an increase in indebtedness.

Whom can I talk to if I have questions?

If you have any questions regarding the Tender Offer, please contact Continental Stock Transfer & Trust Company, the Information Agent for the Tender Offer, at (800) 509-5586 (toll free in the U.S. and Canada) or (212) 509-4000 ext 536. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. Participants in our 401(K) Plan who have questions relating to the plan should contact the relevant party set forth in the “Letter to Hudson Technologies, Inc. 401(K) Plan Participants” sent separately to each participant of the plan.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of refrigerants), the Company’s ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing and other risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission.  See Section 10.  The words “believe”, “expect”, “anticipate”, “may”, “plan”, “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender shares of our Common Stock, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 1,167,400 shares at a price of $1.12 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “shares” shall refer to the Common Stock of the Company.

The Tender Offer will expire at 5:00 PM, Eastern Time, on August 15, 2007, unless extended as described in Section 15.

We will purchase only shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

Tendering shareholders whose shares are registered in their own names and who tender directly to Continental Stock Transfer & Trust Company, the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Participants in our 401(K) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate instructions related to those shares. Participants in our 401(K) Plan may instruct the trustee of the plan as set forth in the “Letter to Hudson Technologies, Inc. 401(K) Savings Plan Participants” to tender some or all of the shares attributed to the participant’s account. If a participant’s instructions are not received three business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant’s account. See Section 3.

The Tender Offer is not conditioned upon any minimum number of shares being tendered or any financing condition. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

The Independent Directors have approved the Tender Offer. However, neither management nor any member of our Board of Directors, nor the Depositary and Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Our directors and executive officers, including all of the Purchasing Members, have advised us that they do not intend to tender any of their shares of the Company’s Common Stock, including the Management Shares, in the Tender Offer. Accordingly, if we complete the Tender Offer and/or the Contingent Purchase, the proportional holdings of our directors and executive officers will increase from the amounts owned by them immediately prior to the consummation of the Tender Offer. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Sections 2, 8.

On June 28, 2007, Fleming sold 14,911,600 shares of the Company’s Common Stock as part of the Transactions at a purchase price of $0.65 per share and with completion of these sales Fleming continues to own 4,225,849 shares of Common Stock, representing approximately 21% of the Company’s issued and outstanding shares at the time of the commencement of the Tender Offer. Fleming has advised that it does not intend to tender any of its shares of the Company’s Common Stock in the Tender Offer. Accordingly, if we complete the Tender Offer, Fleming’s proportional holdings will increase to approximately 22%. To the extent that the shareholders do not elect to accept the Company’s Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, the Company will utilize all of the remaining Tender Offer Funds, to complete the Contingent Purchase, in which case Fleming’s proportional holdings will be between 16% and 22%, depending on the number of shares purchased in the Contingent Purchase.

Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Tender Offer.

Immediately prior to the completion of the Transactions, there were 25,915,464 shares of our Common Stock issued and outstanding. As a result of the Transactions and the purchase by the Company of the Retired Shares, as of the commencement of the Tender Offer, there are 20,234,664 shares of our Common Stock issued and outstanding. The 1,167,400 shares that we are offering to purchase hereunder represent approximately 5.6% of the total number of issued and outstanding shares of our Common Stock as of the commencement of the Tender Offer. The shares are listed and traded on NASDAQ under the symbol “HDSN”. On June 28, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the shares on NASDAQ was $1.12 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1. Number of Shares; Price; Priority of Purchase

General. Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to 1,167,400 shares of our Common Stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price of $1.12 per share, net to the seller in cash, less any applicable withholding tax and without interest. Pursuant to this Tender Offer, and except for “odd lots”, tendering shareholders may properly tender no more than 25% of all shares held in the name of or beneficially owned in the aggregate by each shareholder.

The term “Expiration Time” means 5:00 PM, Eastern Time, on August 15, 2007, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Tender Offer.

If the Tender Offer is over-subscribed as described below, shares tendered and not properly withdrawn will be subject to proration, except for “odd lots”. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	Make any change to the price at which we are offering to purchase the shares ; or

•	increase the number of shares being sought in the Tender Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought in the Tender Offer; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 5:00 PM Eastern Time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, unless otherwise specified, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 Midnight, Eastern Time.

The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to satisfaction of certain other conditions.

All shares we acquire in the Tender Offer will be acquired at the same purchase price. We will purchase only shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek to purchase are properly tendered and not properly withdrawn. We will return shares tendered that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly after the Tender Offer expires.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 1,167,400 shares, or such greater number of shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered at the purchase price set forth in this Offer to Purchase.

Priority of Purchases. Upon the terms and subject to the conditions of the Tender Offer, if more than 1,167,400 shares, or such greater number of shares as we may elect to accept for payment, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned beneficially and of record by the Odd Lot Holder (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this priority); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second,, subject to the conditional tender provisions described in Section 6, we will purchase up to 25% of the shares owned by all other shareholders from such other shareholders who properly tender up to 25% of all of their shares, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Tender Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owns beneficially or of record 100 shares or less in the aggregate and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. “Odd lots” will be accepted for payment before any proration of the purchase of other tendered shares. This priority is not available to partial tenders or to beneficial or record holders of more than 100 shares in the aggregate, even if these holders have separate accounts or certificates representing 100 shares or less. By tendering in the Tender Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the “odd lot” priority described above, and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to ten business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

The number of shares that we will purchase from any shareholder, other than an Odd Lot Holder, will not exceed 25% of the total shares held in the name of or beneficially owned by any shareholder in the aggregate.

As described in Section 14, the number of shares that we will purchase from a shareholder in the Tender Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

On June 26, 2007, the Company, through its subsidiary company Hudson Technologies Company (“HTC”), entered into an Amended and Restated Loan Agreement (the “Loan Agreement”) with Keltic Financial Partners, LP (“Keltic”), which amended and increased HTC’s existing credit facility with Keltic, and which provides for borrowings of up to $10,000,000 (the “Facility”). The Facility consists of a revolving line of credit and two separate term loans (the “Term Loans”), and expires on June 26, 2010. Advances under the revolving line of credit may not exceed $10,000,000 less the total balance remaining under the Term Loans, and are limited to (i) 85% of eligible trade accounts receivable and (ii) 50% of eligible inventory. The Term Loans are 7 year amortizing loans with balloon payments due on June 26, 2010, and consist of an Amended and Restated Term Loan A with maximum advances of $2,500,000, and a new Term Loan B with maximum advances of $4,500,000. At June 26, 2007, all borrowings under the Facility bore interest at an interest rate equal to 8.625%, which was the prime rate, plus .375%.

The Company intends to utilize a total of $5,000,008 of borrowings under the Facility (the “Loan Proceeds”) to purchase and retire 6,848,200 shares, representing approximately 26% of the outstanding shares prior to the consummation of the Transactions. On June 28, 2007, we used $3,692,520 of the Loan Proceeds to purchase the Retired Shares from Fleming at a price of $0.65 per share pursuant to the Agreement. The Company intends to utilize an additional $1,307,488 of borrowings under the Facility, representing the balance of the Loan Proceeds, to purchase and retire up to 1,167,400 shares through this Tender Offer.

The making of this Tender Offer was made in connection with Fleming’s agreement to sell the Retired Shares to the Company at a discount to market, in order to provide all shareholders with an opportunity to participate in the Company’s decision to utilize $5,000,008 to buy-back and retire shares of the Company’s Common Stock and to thereby receive a return of some or all of their investment in the Company if they so elect. The Tender Offer provides the Company’s shareholders with an opportunity to obtain liquidity with respect to some or all of their shares (or, in the case of tendering Odd Lot Holders, all of their shares), without potential disruption to the share price and the usual transaction costs associated with market sales. See Sections 5, 9 and 11.

In determining to proceed with the Transactions and the Tender Offer, the Independent Directors have reviewed and considered, with the assistance of information supplied by management, our free cash flow, financial position, the market price of our Common Stock, the desire of Fleming to liquidate a substantial portion of their holdings in the Company, as well as our operations, strategy and expectations for the future. See Section 2. Based upon that review, the Independent Directors believe that the Company will have sufficient cash flow to support the debt of $5,000,008 being borrowed by the Company under the Facility, of which $3,692,520 will be used to purchase the Retired Shares and $1,307,488 will be used as the Tender Offer Funds. The costs incurred by the Company in connection with the Transactions and this Tender Offer will be paid from the Company’s operations. See Section 9.

The size and number of shares to be purchased in the Tender Offer, was determined based upon the ownership of all shareholders other than Fleming. Immediately prior to the Transactions, all shareholders other than Fleming held a total of 6,778,015 shares of our Common Stock out of a total of 25,915,464 shares outstanding, representing a collective 26.15% ownership interest in the Company. Based upon that percentage, it was determined that 26.15% of the Loan Proceeds, or $1,307,488 would used by the Company to purchase and retire shares through the Tender Offer, and that the balance of the Loan Proceeds, or $3,692,520, would be used to purchase the Retired Shares from Fleming. See Sections 5, 9 and 11.

To the extent that the shareholders do not tender their shares in the Company’s Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, following expiration of the Tender Offer, the Company will, in accordance with the Agreement, utilize all of the remaining Tender Offer Funds to complete the Contingent Purchase.

The Tender Offer provides shareholders with an opportunity to obtain liquidity with respect to a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, all shareholders (other than shareholders tendering Odd Lots), particularly shareholders who do not participate in the Tender Offer, will automatically increase their relative percentage ownership in us and our future operations. See Sections 5, 9 and 11.

The Independent Directors have approved the Tender Offer. However, neither management nor any member of our Board of Directors, nor the Depositary and Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Tender Offer and should consult your own investment and tax advisors. You must make your own decision whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Certain Effects of the Tender Offer. With the exception of Odd Lot Holders who tender their shares pursuant to the Tender Offer, all shareholders will continue to be owners of the Company. As a result, if we complete the Tender Offer, those shareholders, particularly those who do not tender their shares to the Company, will realize a proportionate increase in their relative equity interest in the Company and will continue to bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on NASDAQ, or otherwise, at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

The shares that we acquire in the Tender Offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or the rules of National Association of Securities Dealers, Inc.) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

To the extent shares are tendered in the Tender Offer, the Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Our directors and executive officers, including all of the Purchasing Members, have advised us that they do not intend to tender any of their shares of the Company’s Common Stock, including the Management Shares, in the Tender Offer. Accordingly, if we complete the Tender Offer and/or the Contingent Purchase, the proportional holdings of our directors and executive officers will increase from the amounts owned by them immediately prior to the consummation of the Tender Offer. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 11.

On June 28, 2007, Fleming sold 14,911,600 shares of the Company’s Common Stock as part of the Transactions at a purchase price of $0.65 per share and with completion of these sales Fleming continues to own 4,225,849 shares of Common Stock, representing approximately 21% of the Company’s issued and outstanding shares at the time of the commencement of the Tender Offer. Fleming has advised that it does not intend to tender any of its shares of the Company’s Common Stock in the Tender Offer. Accordingly, if we complete the Tender Offer, Fleming’s proportional holdings will increase to approximately 22%. To the extent that the shareholders do not elect to accept the Company’s Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, the Company will utilize all of the remaining Tender Offer Funds, to complete the Contingent Purchase, in which case Fleming’s proportional holdings will be between 16% and 22%, depending on the number of shares purchased in the Contingent Purchase.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	our ceasing to be authorized to be quoted on NASDAQ;

•	our Common Stock becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 or 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

Notwithstanding the foregoing, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

3. Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

In the alternative, the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

Participants in our 401(K) Plan that desire to tender shares in the Tender Offer must follow the separate instructions in the “Letter to Hudson Technologies, Inc. 401(K) Savings Plan Participants” sent to participants in the plan along with this Offer to Purchase.

The valid tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Tender Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the Tender Offer must check the box in the section of the Letter of Transmittal captioned “Shares Tendered,” in which case you will be deemed to have tendered your shares.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1

Book-Entry Transfer. For purposes of the Tender Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 7 and 13 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 7 and 13 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

401(K) Plan. Participants in our 401(K) Plan who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the “Letter to Hudson Technologies, Inc. 401(K) Savings Plan Participants” sent to each participant of the plan. Participants in our 401(K) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate direction form sent to them. Although the Tender Offer will remain open to all shareholders until the Expiration Time, if the trustee does not receive a participant’s instructions three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter from Hudson Technologies, Inc. to Participants in its 401(K) Plan” and the separate direction form carefully.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering shareholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions about the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Tender Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Tender Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. If we waive any defect or irregularity in any tender with respect to any shareholder, we will also waive such defect or irregularity with respect to all shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating to it have been cured or waived. Neither we nor the Depositary/Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

United States Federal Income Tax Withholding. Under the United States backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Tender Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee (i) provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct and that such shareholder is not subject to backup withholding, or (ii) establishes that an exemption from withholding otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, certain corporations) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit a statement (generally, an IRS Form W-8 BEN), signed under penalties of perjury, attesting to that shareholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

In addition, gross proceeds payable pursuant to the Tender Offer to a foreign shareholder or its agent will be subject to withholding of United States federal income tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the foreign shareholder provides the appropriate certification, as described below. For this purpose, a foreign shareholder is any shareholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if either: (1) a United States court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a trust has a valid election in effect to be treated as a United States person under applicable Treasury Regulations.

A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% statutory or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 14.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 P.M., Eastern Time, on August 15, 2007 unless such shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we will also waive such defect or irregularity with respect to all shareholders. Neither we nor the Depositary and Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our 401(K) Plan who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the “Letter to Hudson Technologies, Inc. 401(K) Savings Plan Participants” sent separately to each plan participant.

If we extend the Tender Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Tender Offer as a result the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 1,167,400 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Tender Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to ten business days after the Expiration Time. Unless a shareholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Tender Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for foreign shareholders.

6. Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Tender Offer expires, if more than 1,167,400 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 1,167,400 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 1,167,400 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

•
there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•
the commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States after June 28, 2007 or any material escalation of any war or armed hostilities which had commenced on or prior to June 28, 2007;

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, NASDAQ Composite Index or the S&P 500 Composite Index; or

•
legislation amending the Code (as defined in Section 14) having been passed by either the U.S. House of Representatives or the Senate or being pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been instituted, threatened, or been pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•
challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition by us of the shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•
seeks to impose limitations on our ability (or any affiliate of ours) to acquire the shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us, our subsidiaries and our affiliates, taken as a whole;

•
a tender or exchange offer for any or all of our outstanding shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•
we learn that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than anyone who acquired such ownership in connection with the Transactions, or anyone who publicly disclosed such ownership in a filing with the SEC on or before June 28, 2007);

•
any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Tender Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Our right to terminate or amend the Tender Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of the Shares

The shares are traded on NASDAQ Capital Market under the symbol “HDSN”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low
Fiscal 2005
First Quarter	$1.13	$0.85
Second Quarter	$0.94	$0.76
Third Quarter	$3.15	$0.78
Fourth Quarter	$4.05	$1.67
Fiscal 2006
First Quarter	$1.98	$1.26
Second Quarter	$1.74	$1.25
Third Quarter	$1.62	$1.02
Fourth Quarter	$1.35	$1.00
Fiscal 2007
First Quarter	$1.31	$1.04
Second Quarter (through June 28, 2007)	$1.19	$1.07

On June 28, 2007, the last full trading day before the commencement of the Tender Offer, the reported closing price of the shares on NASDAQ was $1.12 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

9. Source and Amount of Funds

On June 28, 2007, we used $3,692,520 of the Loan Proceeds to purchase and retire 5,680,800 shares from Fleming at a price of $0.65 per share pursuant to the Agreement. An additional $1,307,488 of the Loan Proceeds will be used to buy back and retire up to 1,167,400 shares through this Tender Offer.

To the extent that the shareholders do not elect to accept the Tender Offer, and some or all of the Tender Offer Funds have not been used in the Tender Offer, following expiration of the Tender Offer, the Company will, in accordance with the Agreement, utilize all of the remaining Tender Offer Funds to complete the Contingent Purchase. In accordance with Exchange Act Rule 13e-4(f), the Contingent Purchase will not occur until at least ten (10) business days after the expiration of the Tender Offer.

Assuming that the maximum of 1,167,400 shares are tendered in the Tender Offer at $1.12 per share, the aggregate purchase price will be $1,307,488. We anticipate that the shares tendered in the Tender Offer will be paid out of the Loan Proceeds, and that all other related fees and expenses will be paid from our cash and short-term investments.

10. Information About Hudson Technologies, Inc.

General

The Company is a refrigerant services company providing innovative solutions to recurring problems within the refrigeration industry. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, including (i) refrigerant sales, (ii) RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants and (iii) refrigerant management services consisting primarily of reclamation of refrigerants.

Products and Services

From its inception, the Company has sold refrigerants, and has provided refrigerant reclamation and management services that are designed to preserve refrigerants, thereby protecting the environment from ozone depletion. In addition, the reclamation process allows the refrigerant to be re-used thereby eliminating the need to destroy or manufacture additional refrigerant and eliminating the corresponding impact to the environment associated with the destruction and manufacturing. Today, these offerings represent most of the Company’s revenues. For the past several years, the Company has created alternative solutions to reactive and preventative maintenance procedures that are performed on commercial and industrial refrigeration systems. These services, known as RefrigerantSide® Services, compliment the Company’s refrigerant sales and refrigerant reclamation and management services. In addition, the Company has developed Performance Optimization services that identify inefficiencies in the operation of air conditioning and refrigeration systems and assists companies to improve the efficiency of their systems and save energy. The Company believes that it’s RefrigerantSide® Services, including Performance Optimization services, represent the Company’s long term growth potential. Each of the Company’s products and services are more fully described below.

RefrigerantSide® Services

The Company provides decontamination and recovery services that are performed at a customer's site through the use of portable, high volume, high-speed proprietary equipment, including its patented Zugibeast® system. Certain of these RefrigerantSide® Services, which encompass system decontamination, and refrigerant recovery and reclamation are also proprietary and are covered by process patents.

In addition to the decontamination and recovery services previously described, the Company also provides predictive and diagnostic services for its customers. The Company offers diagnostic services that are intended to predict potential problems in air conditioning and refrigeration systems before they occur. The Company’s Chiller Chemistry® offering integrates several fluid tests of an operating system and integrates the laboratory results into an engineering report providing its customers with an understanding of the current condition of the fluids, the cause for any abnormal findings and the potential consequences if the abnormal findings are not remediated. ChillSmart® combines the diagnostic information of Chiller Chemistry® with a detailed performance evaluation for an operating refrigeration system and recommendations for eliminating any inefficiencies that may have been discovered.

In 2003, the Company was awarded an United States patent for its Performance Optimization System, which is a system for measuring, modifying and improving the efficiency of energy systems, including air conditioning and refrigeration systems, in industrial and commercial applications. Hudson’s Performance Optimization Services are able to identify specific inefficiencies in the operation of refrigeration systems and, when used with Hudson’s RefrigerantSide® Services, can increase the efficiency of the operating systems thereby reducing energy usage and costs. These inefficiencies require power generating companies to produce more energy and, in many instances increase CO2 emissions to produce the excess energy. Consequently, not only is Hudson’s reclamation system beneficial to the environment, but Hudson’s Performance Optimization Services recommendations are also designed to achieve an overall reduction in CO2 emissions. The Company’s Performance Optimization Services have allowed the Company to become an Energy Star® Service and Product Provider Partner. The Company’s Performance Optimization System can be customized to a particular customer’s refrigeration system, such as at an industrial facility that utilizes refrigeration in its manufacturing processes, or offered as a stand alone product that can be used with air conditioning and packaged refrigeration systems, such as a comfort cooling application in large office buildings. When the Company combines it Performance Optimization System with its Chiller Chemistry® the Company calls this combined offering ChillSmart®.

Refrigerant Sales

The Company sells reclaimed and virgin (new) refrigerants to a variety of customers in various segments of the air conditioning and refrigeration industry. Virgin, non-chlorofluorocarbon (“CFC”) refrigerants, including hydro-chlorofluorocarbon refrigerants, are purchased by the Company from several suppliers and resold by the Company, typically at wholesale. The Company continues to sell reclaimed CFC based refrigerants, which are no longer manufactured. The Company regularly purchases used or contaminated refrigerants, some of which are CFC based, from many different sources, which refrigerants are then reclaimed using the Company's high volume proprietary reclamation equipment, the Zugibeast ® system, and resold by the Company.

Refrigerant Management Services

The Company provides a complete offering of refrigerant management services, which primarily include reclamation of refrigerants, laboratory testing, through the Company’s Air Conditioning and Refrigeration Institute certified lab, and banking (storage) services tailored to individual customer requirements. Hudson also separates “crossed” (i.e. commingled) refrigerants and provides re-usable cylinder repair and hydrostatic testing services.

Where You Can Find More Information.

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed

Annual Report on Form 10-KSB	Fiscal year ended December 31, 2006

Quarterly Report on Form 10-QSB	Three months ended March 31, 2007

Current Reports on Form 8-K	Filed on January 5, 2007

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations Department, Hudson Technologies, Inc., 225 N. Middletown Road, Pearl River, NY 10965; Toll Free: (800) 953-2244. You may also review and/or download free copies of these filings at our website at www.hudsontech.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Tender Offer.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Immediately prior to the Transactions there were 25,915,464 shares of our Common Stock issued and outstanding. Also, immediately prior to the Transactions, the percentage beneficial ownership of our directors and executive officers as a group (9 persons) was approximately 7.8%.

On June 28, 2007, the Company and the Purchasing Members entered into the Transactions with Fleming pursuant to which Fleming agreed to sell between 14,911,600 and 16,079,000 shares of Common Stock. Pursuant to the Management Agreements, on June 28, 2007, the Purchasing Members purchased the Management Shares from Fleming in a private transaction, for their individual accounts with their own private funds, at a purchase price of $0.65 per share for a total consideration of $6,000,020. Pursuant to the Agreement, on June 28, 2007, the Company has purchased from Fleming, and retired, the Retired Shares at a purchase price of $0.65 per share, for a total consideration of $3,692,520. As part of the Agreement, the Company has agreed to make this Tender Offer to all shareholders. Fleming has advised that it does not intend to tender any of its shares in the Tender Offer.

Assuming that all of the Tender Offer Funds have been used in the Tender Offer, the Company will purchase and retire a total of 1,167,400 shares of the Company’s Common Stock in the Tender Offer. Upon full consummation of the Agreement and completion of the Tender Offer and/or the Contingent Purchase, the percentage beneficial ownership of our directors and officers as a group (9 persons) will increase to approximately 54.1%. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer.

The aggregate number and percentage of shares of our Common Stock that were beneficially owned by our current directors and executive officers, immediately prior to the Transactions, and as of the completion of the Transactions, are as set forth in the table below. Assuming we purchase an aggregate of 1,167,400 shares in the Tender Offer, and no director or executive officer or Fleming tenders any shares in the Tender Offer and that there are no Tender Offer Funds available to make the Contingent Purchase, the percentage beneficial ownership of each director and executive officer after the Tender Offer will be approximately as set forth in the table below.

	Prior to Transactions		Upon Completion of Transactions		After Tender offer
Shares outstanding:	25,915,464		20,234,664		19,067,264

Executive Officers & Directors	# shares	% Ben.	# shares	% Ben.	Percentage Ben. owned
and Affiliates	Ben. Owned (1)	Owned	Ben. Owned (1)	Owned	after tender offer

Kevin J. Zugibe	912,775 (2)	3.4	7,374,275 (2)	35.3	37.3
Stephen P. Mandracchia, VP Legal & Regulatory., Secretary	441,514 (3)	1.7	2,441,514 (3)	11.9	12.7
Brian F. Coleman, President	356,889 (4)	1.3	679,989 (4)	3.3	3.5
James R. Buscemi, CFO	142,236 (5)	*	434,536 (5)	2.1	2.3
Charles F. Harkins, VP Sales	201,642 (6)	*	201,642 (6)	1.0	1.1
Vincent Abbatecola	43,500 (7)	*	43,500 (7)	*	*
Dominic J. Monetta	27,600 (7)	*	27,600 (7)	*	*
Otto Morch	37,509 (8)	*	37,509 (8)	*	*
Robert L. Burr	0 (9)	*	0 (9)	*	*
Fleming	19,270,241 (10)	74.0	4,358,641 (10)	21.4	22.7
Total Directors & Officers (9)	2,163,665 (11)	7.8	11,240,565 (11)	51.3	54.2

*Less than 1%

* = Less than 1%

_______

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the applicable measurement date. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person) and which are exercisable within (i) 60 days from the time immediately prior to the consummation of the Agreement and the Transactions (column headed "Prior to Transactions") or (ii) 60 days from the time immediately after the consummation of the Agreement and the Transactions (column headed “Upon Completion of Transactions) or 60 days from the consummation of the Tender Offer (column headed “After Tender Offer”) have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes (i) 15,000 shares which may be purchased at $1.90 per share; (ii) 15,000 shares which may be purchased at $1.40 per share; (iii) 25,000 shares which may be purchased at $1.14 per share; (iv) 87,500 shares which may be purchased at $1.13 per share; (v) 193,750 shares which may be purchased at $1.12 per share; (vi) 18,750 shares which may be purchased at $.83 per share; (vii) 18,750 shares which may be purchased at $.95 per share; (viii) 93,750 shares which may be purchased at $1.02 per share; (ix) 18,750 shares which may be purchased at $.87 per share; (x) 18,750 shares which may be purchased at $.83 per share; (xi) 18,750 shares which may be purchased at $2.15 per share; (xii) 123,750 shares which may be purchased at $1.76 per share; (xiii) 21,875 shares which may be purchased at $1.40 per share; and (xiv) 9,300 shares which may be purchased at $1.02 per share under immediately exercisable options.

(3) Includes (i) 20,000 shares which may be purchased at $1.14 per share (ii) 40,000 shares which may be purchased at $1.13 per share; (iii) 9,375 shares which may be purchased at $1.12 per share; (iv) 6,250 shares which may be purchased at $0.83 per share; (v) 6,250 shares which may be purchased at $0.95 per share; (vi) 31,250 shares which may be purchased at $1.02 per share; (vii) 6,250 shares which may be purchased at $0.87 per share; (vii) 6,250 shares which may be purchased at $0.83 per share; (ix) 6,250 shares which may be purchased at $2.15 per share; (x) 51,250 shares which may be purchased at $1.76 per share; (xi) 12,969 shares which may be purchased at $1.40 per share; and (xii) 7,400 shares which may be purchased at $1.02 per share under immediately exercisable options. Also includes 6,420 Common Stock purchase warrants with an exercise price of $0.87 per share.

(4) Includes (i) 25,300 shares which may be purchased at $1.14 per share; (ii) 75,000 shares which may be purchased at $1.13 per share; (iii) 18,750 shares which may be purchased at $1.12 per share; (iv) 12,500 shares which may be purchased at $.83 per share; (v) 12,500 shares which may be purchased at $.95 per share; (vi) 62,500 shares which may be purchased at $1.02 per share; (vii) 12,500 shares which may be purchased at $.87 per share; (viii) 12,500 shares which may be purchased at $.83 per share; (ix) 12,500 shares which may be purchased at $2.15 per share; (x) 82,500 shares which may be purchased at $1.76 per share; (xi) 20,313 shares which may be purchased at $1.40 per share; and (xii) 8,100 shares which may be purchased at $1.02 per share under immediately exercisable options. Also includes 1,926 Common Stock purchase warrants with an exercise price of $.87 per share.

(5) Includes (i) 10,000 shares which may be purchased at $1.30 per share; (ii) 6,250 shares which may be purchased at $1.13 per share; (iii) 9,375 shares which may be purchased at $1.12 per share; (iv) 2,345 shares which may be purchased at $.83 per share; (v) 6,125 shares which may be purchased at $.95 per share; (vi) 31,250 shares which may be purchased at $1.02 per share; (vii) 6,250 shares which may be purchased at $.87 per share; (viii) 6,250 shares which my be purchased at $.83 per share; (ix) 6,259 shares which may be purchased at $2.15 per share; (x) 31,250 shares which may be purchased at $1.76 per share; (xi) 10,391 shares which may be purchased at $1.40 per share; and (xii) 6,500 shares which may be purchased at $1.02 per share under immediately exercisable options.

(6)  Includes (i) 13,114 shares which may be purchased at $1.13 per share; (ii) 14,063 shares which may be purchased at $1.12 per share; (iii) 9,375 shares which may be purchased at $0.83 per share; (iv) 9,375 shares which may be purchased at $0.95 per share; (v) 46,875 shares which may be purchased at $1.02 per share; (vi) 7,032 shares which may be purchased at $0.87 per share; (vii) 8,204 shares which my be purchased at $0.83 per share; (viii) 9,375 shares which may be purchased at $2.15 per share; (ix) 61,875 shares which may be purchased at $1.76 per share; (x) 14,454 shares which may be purchased at $1.40 per share; and (xi) 7,900 shares which may be purchased at $1.02 per share under immediately exercisable options.

(7) Includes (i) 5,000 shares, which may be purchased at $1.13 per share; (ii) 10,000 shares, which may be purchased at $0.95 per share; (iii) 10,000 shares, which may be purchased at $.94 per share; and (iv) 2,500 shares, which may be purchased at $1.12 per share under immediately exercisable options.

(8) Includes (i) 5,000 shares which may be purchased at $0.85 per share; (ii) 5,000 shares which may be purchased at $1.13 per share; (iii) 10,000 shares which may be purchased at $0.95 per share; (iv) 10,000 shares which may be purchased at $.94 per share; and (v) 2,500 shares which may be purchased at $1.12 per share under immediately exercisable options.

(9) Mr. Burr's share ownership excludes all shares of Common Stock beneficially owned by Fleming.

(10) Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P., and their general partner, Fleming US Discovery Partners, L.P. and its general partner, Fleming US Discovery Partners LLC, collectively referred to as Flemings, are affiliates. The beneficial ownership of the Flemings Funds includes (i) 5,000 shares, which may be purchased at $.85 per share, and (ii) 10,000 shares, which may be purchased at $1.13 per share under immediately exercisable options. Also includes 51,358 Common Stock purchase warrants with an exercise price of $.87 per share, and 66,435 Common Stock purchase warrants with an exercise price of $1.21 per share. Flemings’ address is c/o JP Morgan Chase & Co., 1221 Avenue of the Americas, 40th Floor, New York, New York 10020, except for Fleming US Discovery Offshore Fund III, L.P. whose address is c/o Bank of Bermuda LTD., 6 Front Street, Hamilton HM11 Bermuda.

(11) Includes exercisable options to purchase 1,668,510 shares of Common Stock, and Common Stock purchase warrants to purchase 8,346 shares of Common Stock, owned by the directors and officers as a group. Excludes shares beneficially owned by Flemings.

401(K) Plan. We have a savings plan in the United States that qualifies under Section 401(K) of the Code, and a number of savings plans in international locations. Participating U.S. employees may contribute up to 50% of their eligible compensation, but not more than statutory limits. Investment options in the 401(K) Plan include our Common Stock, but neither the participant nor our matching contributions are required to be invested in our Common Stock.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Common Stock during the 60 days prior to June 28, 2007, except as follows:

•	Customary and ongoing purchases of shares under our 401(K) Plan.

 Except as otherwise described herein and for the outstanding stock options and other restricted equity interests granted to our directors, executive officers and other employees pursuant to our various Stock Option Plans, which are described in Note 14 to the financial statements contained in our Annual Report on Form 10-KSB for the year ended December 31, 2006, which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Tender Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Tender Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition.

14. United States Federal Income Tax Consequences

The following describes material United States federal income tax consequences relevant to the Tender Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions.

This discussion deals only with shareholders who hold their shares as capital assets. This discussion does not deal with all tax consequences that may be relevant to all categories of holders (such as brokers and dealers in securities, foreign currencies, or commodities, traders in securities that elect to mark their holdings to market, financial institutions, banks, regulated investment companies, real estate investment trusts, holders treated as partnerships for federal tax purposes, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, foreign persons, expatriots, holders with shares received through the exercise of qualified incentive stock options or in other compensatory transactions, holders who may be subject to the alternative minimum tax or personal holding company provisions of the Code, holders who acquire their shares through any 401(K) plan, deferred compensation plan or retirement plan, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). This discussion does not address the state, local or foreign tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if either: (A) a United States court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) a trust has a valid election in effect to be treated as a United States person under applicable treasury regulations. The term also includes nonresident alien individuals, foreign corporations, foreign partnerships, and foreign estates and trusts (“foreign shareholders”) to the extent that their ownership of the shares is effectively connected with the conduct of a trade or business within the United States, as well as certain former citizens and residents of the United States who, under certain circumstances, are taxed on income from U.S. sources as if they were citizens or residents. It should also be noted that certain “single member entities” are disregarded for U.S. federal income tax purposes. Such foreign shareholders that are single member non-corporate entities, should consult with their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

FOREIGN SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE TENDER OFFER AND ALSO SHOULD SEE SECTION 3 FOR A DISCUSSION OF APPLICABLE UNITED STATES WITHHOLDING RULES AND THE POTENTIAL FOR OBTAINING A REFUND OF ALL OR A PORTION OF ANY TAX WITHHELD.

If a limited liability company or partnership holds shares, the tax treatment of a member or partner will generally depend upon the status of such person and the activities of the limited liability company or partnership. A U.S. Holder that is a limited liability company or partnership should consult its own tax advisors regarding the treatment of its members or partners.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

Sale or Exchange Treatment. Under Section 302 of the Code, a U.S. Holder whose shares are exchanged in the Tender Offer will be treated as having sold such U.S. Holder’s shares, and thus will recognize capital gain or loss if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning Company shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Company stock that the U.S. Holder has the right to acquire by exercise of an option.

An exchange results in a “complete termination” of a U.S. Holder’s equity interest in the Company if all of the shares that are owned or deemed owned by the U.S. Holder are exchanged in the Tender Offer.

An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if (i) the percentage of the then-outstanding voting shares owned or deemed owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of shares owned or deemed owned by such U.S. Holder in the Company immediately before the exchange, and (ii) immediately after the exchange, the U.S. Holder owns less than 50% of the total combined voting power of all classes of stock entitled to vote.

If an exchange of shares for cash in the Tender Offer does not qualify as a “complete termination” of the U.S. Holder’s interest in the Company and also fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. The IRS has indicated in a published revenue ruling that an exchange of shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Holder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of the Company’s corporate affairs should be treated as “not essentially equivalent to a dividend.” For purposes of applying the rules of Section 302 discussed above, it is likely that the transactions between Fleming and the Company, and between Fleming and certain members of management, described herein, will be taken into account.  Thus, these transactions may affect the determination as to whether a U.S. Holder will be treated as having received a dividend or as having sold his or her shares.  Additionally, the determination as to whether a U.S. Holder will be treated as having received a dividend or as having sold his or her shares may also be affected by any other transaction that such U.S. Holder or a related party enters into with respect to the Company's stock either before or after the Tender Offer. A U.S. Holder should consult its tax advisor regarding the application of the rules of Section 302 in such U.S. Holder’s particular circumstances.

If a U.S. Holder is treated as having sold such U.S. Holder’s shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year as of the date of the exchange. Specific limitations may apply to the deductibility of capital losses by U.S. Holders.

Dividend Treatment. If a U.S. Holder does not meet the requirements of Section 302 of the Code, the exchange of the U.S. Holder’s shares by the Company in the Tender Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of the Company’s current and accumulated earnings and profits allocable to such shares. To the extent that amounts received pursuant to the Tender Offer exceed a U.S. Holder’s allocable share of the Company’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted tax basis will constitute capital gain. If such U.S. Holder does not receive an amount sufficient to reduce his tax basis to zero, any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder. The amount of the current and accumulated earnings and profits of the Company has not been established.

Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) to the extent of the earnings and profits of the Company and (ii) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL THE POTENTIAL TAX CONSIDERATIONS RELEVANT TO THE TENDER OFFER. THE FEDERAL TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN SHAREHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15. Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, to terminate the Tender Offer if any of the conditions set forth in Section 7 have occurred and to reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, if any of the conditions set forth in Section 7 have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we make any change to the price at which we are offering to purchase shares in the Tender Offer, (ii) decrease the number of shares being sought in the Tender Offer, or (iii) increase the number of shares being sought in the Tender Offer by more than 2% of our outstanding shares and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such ten business day period.

16. Fees and Expenses

We have retained Continental Stock Transfer & Trust Company (“Continental”) to act as Depositary in connection with the Tender Offer. Continental may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Tender Offer to beneficial owners. Continental will receive reasonable and customary amounts of compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares in the Tender Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent and the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise described in Section 5.

17. Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

Our Board of Directors has authorized us to use any Tender Offer Funds remaining after payment of all shares purchased in this Tender Offer to purchase additional shares of Common Stock from Flemings at the same price as shares purchased in the this Tender Offer. We expect these repurchases to be made promptly after the expiration of the waiting period required by Rule 13e-4(f) under the Exchange Act which prohibits us from purchasing any shares, other than in the Tender Offer until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside the Tender Offer, including from Flemings, may not be consummated until at least 10 business days after the Expiration Time.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary and Information Agent.

Hudson Technologies, Inc.
June 29, 2007

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

Continental Stock Transfer & Trust Company

By Hand:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

17 Battery Place
8th Floor
New York, New York 10004
Banks and Brokerage Firms Call: (212) 509-4000 ext 536
U.S. and Canada Call Toll-Free: (800) 509-5586
All Other Countries: 212-509-4000 extension 536